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Exhibit 10.18
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                               WORLD AIRWAYS, INC.

                           KEY EMPLOYEE RETENTION PLAN

         1. Purpose. Because of the significant uncertainty created by the current financial difficulties of World Airways, Inc. ("World") and the risk of loss or distraction of key employees that may result, to the detriment of World and its creditors and stockholders, the Board of Directors of World has determined that appropriate steps should be taken to assure World of the continued employment and attention and dedication to duty of its key employees while World attempts to restructure its debt and equity. This Plan is intended and is being adopted to provide an incentive to certain officers and other key executive and management employees of World (a) to remain in the employ of World and (b) to facilitate a long-term restructuring of World.

         2. Certain Definitions. As used herein, the following terms shall have the respective meanings set forth below, unless the context clearly requires otherwise. Certain other capitalized terms have the meanings set forth in the sections hereof where they are defined.

            "Award Letter" means a letter from the Committee to an employee informing such employee of his or her selection as a Participant and setting forth the amount of Severance Benefits and the duration of other severance benefits that the Participant will be entitled to receive in accordance with
Section 4 hereof and the amount of Retention Payment (if any) that the Participant will be entitled to receive in accordance with Section 5 hereof.

            "Beneficial Owner" has the meaning given such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as such rule is in effect on the date of adoption of this Plan by the Board; provided that any Person that has the right to acquire any outstanding securities entitled to vote generally in the election of directors at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement, or understanding, or upon the exercise of conversion rights, warrants or options or otherwise, shall be deemed the Beneficial Owner of such securities.

            "Board" means the Board of Directors of World.

            "World" means World Airways, Inc. or any Successor thereto.

            "Change of Control" means a Change of Control of World. A Change of Control shall occur when:

        (i) all or substantially all of World's assets are sold as an entirety to any person or related group of persons;


        (ii)  there shall be consummated any consolidation or merger of World
              (A) in which World

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              is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of World in which all shares of Commom Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the Common Stock would be converted into cash, securities or other property, except in the case of a consolidation or merger of World described in (A) or (B) in which the holders of the Common stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such consolidation or merger in substantially the same proportion as their ownership of common Stock immediately before such transaction;

        (iii) any person, or any persons acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof, excluding for purposes of this clause, World Corp, Inc., shall beneficially own (as defined in rule 13d-3 under the Exchange Act) at least 50% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of World;

        (iv) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of World was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of World then in office; or

        (v) World is liquidated or dissolved or adopts a plan of liquidation or dissolution;

                  "Committee" means the Key Employee Retention Plan Committee of the Board or any other committee established by the Board to administer this Plan.

                  "For Cause" means (i) the continuing and willful failure of a Participant to substantially perform his or her assigned duties after a reasonable period has elapsed following the delivery to the Participant of a demand for substantial performance by World that specifically identifies the manner in which World believes (using the standard of a reasonable disinterested person experienced and knowledgeable in the duties that are assigned to the Participant) that the Participant has not substantially performed his or her duties; or (ii) willful acts or omissions on the part of the Participant with the intent to injure World, if such acts or omissions would be considered injurious to World by a reasonable disinterested person experienced and knowledgeable in the duties that are assigned to the Participant, but not where such acts or omissions were done in the reasonable belief that such acts or omissions were in the best interest of World and its Subsidiaries; or (iii) willful acts of dishonesty or moral turpitude intended to result in substantial personal enrichment at the expense of World or that have a material adverse effect on the business or reputation of World.

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                  "Good Reason" for any Participant means the occurrence of any one or more of the following events:

                  (i) the assignment to the Participant of any duties inconsistent with the Participant's status as an executive or management employee of World by which the Participant is employed, or a substantial adverse alteration in the nature or status of the Participant's responsibilities;

                  (ii) the reduction of the Participant's annual base salary, as may occur as a result of or the reduction of any actual or targeted payments under any annual incentive or bonus plan or program maintained by the World by which the Participant is employed (to the extent that the Participant is participating therein), except that Participant agrees to participate equally, on a percentage basis, in any across the board salary reductions approved by senior management;

                  (iii) the failure by World to continue in effect any compensation or benefit plan (including, without limitation, pension, life insurance, flexible perquisite, medical, accident, disability, sick leave, and vacation plans and policies) in which the Participant participates that is material to the Participant's total compensation, or any substitute plans, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure of World to continue the Participant's participation in any such plan (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Participant's participation relative to other employees of a comparable level of responsibility; or


                  (iv) the requirement by World that the Participant be based at any office or location that is not with 50 miles of the office or location at which the Participant was based immediately prior to the Change of Control, except for required travel on World's business to an extent substantially consistent with the Participant's business travel obligations prior to the Change of Control;

provided that, if any event described in clauses (i) through (iv) above occurs For Cause, such event shall not constitute Good Reason.

                  "Corp." means WorldCorp, Inc. and any Successor thereto.

                  "Participant" means any employee of World who is designated by the Committee as being entitled to benefits under this Plan pursuant to an Award Letter.

                  "Person" means any individual, firm, corporation, partnership, trust, or other entity.

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                  "Retention Payment" means an amount payable in accordance with
Section 5 hereof.

                  "Severance Benefit" means the benefit payable in accordance with Section 4 hereof.

                  "Severance Period" means, for any Participant, the period specified in such Participant's Award Letter during which certain benefits will continue to be provided pursuant to Section 4.3(ii).

                  "Successor" of a Person means another Person that acquires more than 50% of the combined voting power of such Person's securities or more than 50% of the assets of such Person.

         3.       Eligibility.

                  3.1 Participation. Severance Benefits, Retention Payments, or both shall be granted under the Plan by the Committee to selected officers and other key executive and management employees of World whom the Committee shall select from time to time prior to expiration or termination of the Plan. The Committee will inform such individuals by an Award Letter of their selection as Participants under the Plan and the benefits to which they are entitled under this Plan.

                  3.2 Duration of Participation. A Participant shall cease to be a Participant when he or she ceases to be an active employee of World, unless such Participant is then entitled to payment of a Severance Benefit or Retention Payment as provided in this Plan. A Participant entitled to payment of a Severance Benefit or Retention Payment shall remain a Participant until the full amount of such Severance Benefit of Retention Payment, as the case may be, has been paid to the Participant.

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         4.       Severance Benefits.

                  4.1 Right to Severance Benefits. A Participant shall be entitled to receive from World the Severance Benefits specified in Section 4.3 if a Change of Control has occurred and if, within 24 months thereafter, the Participant's employment by World shall terminate for any reason specified in
Section 4.2.1.

                  4.2 Termination of Employment.

                      4.2.1 Terminations that Give Rise to Severance Benefits. In the event that a Participant's employment with World terminates for any of the following reasons within 36 months after a Change of Control, such Participant will be entitled to receive Severance Benefits:

                                       (a) termination by World of the
                             Participant's employment for any reason other than For Cause; or

                                       (b) termination by a Participant of the
                             Participant's employment with World for Good
                             Reason.

                      4.2.2 Terminations that Do Not Give Rise to Severance Benefits. A Participant will not be entitled to receive Severance Benefits if his or her employment with World is terminated for any of the following reasons, regardless of the occurrence of a Change of Control:

                                       (a) termination of the Participant's
                             employment by World For Cause;

                                       (b) termination of the Participant's
                             employment by the Participant other than for Good Reason;

                                       (c) termination of the Participant's
                             employment by reason of death, illness or injury that has prevented the Participant from performing his or her duties (as they existed immediately prior to such illness or injury) on a full-time basis for 26 consecutive weeks, or retirement in accordance with the normal policies of World.

                  4.3 Severance Benefits. If a Participant's employment with World terminates under circumstances entitling the Participant to receive Severance Benefits, as provided in Section 4.2.1 hereof:

                             (i) World shall pay the Participant in cash the
                      amount of Severance Benefit specified in the Participant's Award Letter, which

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                      payment shall be paid, at the election of the Participant, either in a lump sum or in equal installments on the last day of each calendar month following such termination during the Severance Period specified in the Award Letter, provided that the amount of Severance Benefit payable to any Participant shall not exceed 150 percent of the annual base salary of the Participant in effect immediately prior to the Change of Control less one dollar; and

                          (ii) the Participant and his or her dependents and
                      immediate family, if any, shall be entitled to continue participation in the life, medical, accident, and disability insurance plans and policies of World, until the earlier of the last day of the Severance Period specified in the Participant's Award Letter or the date on which the Participant becomes eligible for coverage under a comparable plan of a new employer.

                  4.4 Other Benefits. The benefits under this Plan shall be in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, or other benefits that may be owed to a Participant following termination of employment with World, provided that the amount of any Severance Benefits payable under Section 4.3(i) hereof shall be reduced by amounts payable under any existing plan, agreement, or applicable law as a result of termination of a Participant's employment with World and a Participant will be entitled to continuation of other benefits following any such termination under either Section 4.3(ii) hereof or the terms of any other applicable plan, agreement, or law, whichever is more favorable to the Participant.

         5. Retention Payments. In the event that a Restructuring Transaction is consummated within three years after the date on which this Plan is adopted by the Board, each Participant who is an employee of World on the date on which the Restructuring Transaction is consummated and who has been issued an Award Letter providing for a Retention Payment will be entitled to receive payment in cash, within 30 days thereafter, of a Retention Payment in the amount set forth in the Participant's Award Letter.

         6. Successor to World or Subsidiary. This Plan shall bind any Successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise), in the same manner and to the same extent as World would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a Successor would not, by the foregoing provision or operation of law, be bound by this Plan, World shall require such Successor expressly and unconditionally to assume and agree to perform the obligations of World under this Plan, in the same manner and to the same extent that World would be required to perform if no such succession had taken place.

         7.       Duration, Amendment and Termination of Plan

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          7.1 Duration. If a Change of Control or Restructuring Transaction has
not occurred within three years after the date on which this Plan is adopted by the Board, this Plan shall be terminated unless otherwise expressely amended by the Board to continue to be effective as provided in Section 7.2. If a Change of Control or Restructuring Transaction occurs within three years after the date on which this Plan is adopted by the Board, this Plan shall continue in full force and effect and shall not be subject to termination or expiration until after all Participants who become entitled to receive Severance Benefits or Retention Payments hereunder shall have received such payments in full.

          7.2 Amendment and Termination. This Plan may not be terminated or amended within three years after the date on which this plan is adopted by the Board in any manner that would have the effect of reducing the benefits provided under the Plan to Participants. Unless a Change of Control or Restructuring Transaction has occurred, this Plan may be terminated or amended in any respect after three years following the date on which this Plan is adopted by the Board by a resolution adopted by a least two-thirds of the members of the Board. Upon the occurrence of a Change of Control or Restructuring Transaction, this Plan shall no longer be subject to amendment, change, substitution, deletion, revocation, or termination in any respect whatsoever until after all Participants who become entitled to receive Severance Benefits or Retention Payments hereunder shall have received such payments in full.

          7.3 Form of Amendment. The form of any amendment or termination of this Plan shall be a written instrument signed by a duly authorized officer of World, certifying that the amendment or termination has been approved by the Board or the Committee, as the case may be. An amendment of this Plan permitted hereunder shall automatically effect a corresponding amendment to all Participants' rights hereunder. A termination of this Plan permitted hereunder shall automatically effect a termination of all Participants' rights and benefits hereunder.


          7.4 Effect of Bankruptcy Filing. In the event that World becomes a debtor in reorganization proceedings, the Board intends to seek approval of the bankruptcy court for the assumption of this Plan or the adoption of a plan conferring benefits substantially similar to those contained herein.

    8. Administration. The Committee shall administer this Plan. The Committee shall have the authority to control and manage the administration and operation of this Plan, which authority shall include, but not be limited to, the authority to amend the Plan in accordance with Section 7 hereof. The Committee shall from time to time as it may deem appropriate determine those employees of World that will be Participants in this Plan, in its sole discretion. The Committee may adopt such rules and regulations under this Plan as its deems appropriate and interpret the Plan; provided that no interpretation, rule, or regulation shall be inconsistent with the provisions or stated purpose of the Plan. The Committee may engage the services of other persons to render advice with regard to its administration of the Plan. The Committee may

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delegate its authority hereunder as its deems appropriate.

     9.   Miscellaneous.

          9.1 Disclaimer of Employment Rights. Neither this Plan nor any Award Letter issued hereunder constitutes or shall be deemed a contract of employment. Participation in this Plan does not give any Participant the right to be retained in the employment of World. Except as provided otherwise in a separate employment agreement with a Participant, the status of each Participant shall remain that of an "employee at will."

          9.2 Legal Proceedings. World will pay all reasonable attorney and other related legal fees and expenses incurred by any Participant in his or her efforts to enforce his or her rights hereunder if the Participant's employment with World is terminated following a Change of Control under circumstances specified in Section 4.2.1 and the Participant brings an action at law or in equity within 36 months thereafter to enforce the Participant's perceived rights hereunder.

          9.3 Validity and Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability of any provision of this Plan in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          9.4 ERISA. This Plan is intended to constitute an unfunded welfare plan maintained for the purpose of providing benefits for a select group of management or highly compensated employees within the meaning of regulations published under the Employment Retirement Income Security Act of 1974, as amended (29 C.F.R. ss. 2520.104-24).

          9.5 Governing Law. This Plan shall be construed and administered in accordance with the internal laws of the State of Virginia to the extent such laws are not preempted by the laws of the United Sates of America.

                                  * * *

     Adopted by the Board of Directors, or a duly authorized committee thereof, on December 17, 1998.

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